Exhibit 99.1

PRESS RELEASE

Stock and Warrant Price of International Smart Sourcing, Inc.
Adjusted as a Result of December 10th Dividend

Farmingdale, NY, December 16, 2004 – On December 10, 2004, International Smart Sourcing, Inc. (OTCBB: ISSG) paid a 400% stock dividend to its shareholders of record on December 1, 2004.  Every shareholder received four shares of common stock for each share owned as of the record date.  On December 13, 2004 the NASDAQ Over the Counter Bulletin Board made adjustments to the stock price of the Company to account for the additional shares that were distributed as a result of the dividend.

The Company’s common stock purchase warrants (OTCBB: ISSGW) have also been adjusted as a result of the stock dividend.  The adjusted exercise price is now $.97.  Additionally, each of the 1,471,546 warrants may now be exchanged for 5.1546378 shares of common stock of the Company.

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, President & CFO
Phone: (631) 293-4796
dave@smart-sourcing.com